                                                                    EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                             DATED JANUARY 12, 1998


                                  BY AND AMONG

                            PONDER INDUSTRIES, INC.


                                      AND


                             ROBERT W. GERDES, SR.,
                             REGGIE W. HANBERRY AND
                                 BRIAN J. SOKOL



                             COVERING THE PURCHASE
              OF ALL OF THE ISSUED AND OUTSTANDING COMMON STOCK OF


                              FISHING TOOLS, INC.

1.       General Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Best Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4     Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.5     Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6     Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7     Governmental Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8     Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.9     Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.10    Ponder Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.11    Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.12    SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.13    Section  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.14    Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.15    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.       Purchase and Sale of the Stock; Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Delivery and Endorsement of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.3     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.       Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

4.       Representations and Warranties of Sellers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.2     Share Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.5     Liabilities, Debts and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.6     Events Since the Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.7     Directors, Officers and Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.8     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.9     Taxes and Governmental Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.11    Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.12    Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.13    Properties, Assets and Leasehold Estates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.14    Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.15    Suits, Actions and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.16    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.17    Licenses and Permits; Compliance With Governmental Requirements  . . . . . . . . . . . . . . . . . .  11
         4.18    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.19    Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.20    No Dissolution or Judgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.21    Environmental Protection Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.22    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         4.23    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.24    Payment of Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.25    Deferred Purchase Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.26    Telephone Numbers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.27    Customer List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.28    No Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.29    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.30    No Untrue Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.31    No Other Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

5.       Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4     Notice and Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.6     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.7     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.8     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

6.       Nature of Statements and Survival of Indemnifications, Guarantees, Representations and Warranties of
         Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

7.       Covenants Regarding the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         7.1     Covenants of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         7.2     Covenants of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

8.       Conditions to Obligations of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.1     Accuracy of Representations and Warranties and Fulfillment of Covenants  . . . . . . . . . . . . . .  19
         8.2     Phase I Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.3     No Governmental Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.4     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.5     Stockholder's Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.6     Related Party Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.7     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.8     Corporate Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.9     Transfer and Assignment Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.10    Ordinary Course of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.11    Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.12    Board of Directors Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

9.       Conditions Precedent to Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.1     Accuracy of Representations and Warranties and Fulfillment of Covenants  . . . . . . . . . . . . . .  21
         9.2     Delivery of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.3     No Governmental Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.4     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.5     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.6     Corporate Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         9.7     Release of Personal Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

10.      Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.1    INDEMNITY BY SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.2    INDEMNITY BY PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.3    Notice of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.4    Right of Sellers to Participate in Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.5    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.6    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.7    Exceptions and Limitations to Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.8    Sole Basis of Recovery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

11.      Requirements of Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.1    Accredited Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.2    Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.3    SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.4    Incidental Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

12.      Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

13.      Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

14.      Post-Closing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.1    Cooperation in Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.2    Pre-Closing Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         14.3    Amended Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         14.4    Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

15.      Non-Disclosure of Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

16.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

17.      Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

18.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

19.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

20.      General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         20.1    Governing Law; Interpretation; Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         20.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         20.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         20.4    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         20.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         20.6    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         20.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         20.8    Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 12th day of January, 1998, by and among Robert W. Gerdes, Sr., Reggie
W. Hanberry and Brian J. Sokol ("Sellers") and Ponder Industries, Inc., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H :

         WHEREAS, Sellers own all of the outstanding shares of capital stock of Fishing Tools, Inc., a Louisiana corporation ("Target"), being 375 shares of common stock, no par value (the "Stock"), and desire to sell the Stock to Purchaser pursuant to this Agreement as hereinafter provided;

         WHEREAS, Purchaser desires to acquire the Stock from Sellers pursuant to this Agreement as hereinafter provided; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby.

         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. General Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         1.1 Affiliate. "Affiliate" of any Person shall mean any Person Controlling, Controlled by or under common Control with such Person.

         1.2 Best Knowledge "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the directors, officers, partners, trustees, administrators, executors, managers, employees, consultants and agents of the Person.

         1.3 Code "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.4 Control. "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

         1.5 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.6 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

         1.7 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, orders, judgments, writs, injunctions, decrees, or decisions of any Governmental Authority.

         1.8 Market Price. "Market Price" shall mean the average of the closing bid and asked prices of a share of Ponder Stock for the ten consecutive trading days immediately prior to the third trading day prior to the Closing Date, as reported in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System; provided that, for the purposes of this Agreement, the Market Price shall not be more than $1.75 nor less than $1.00.

         1.9 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

         1.10 Ponder Stock. "Ponder Stock" shall mean the common stock, $.01 par value, of Purchaser.

         1.11 Schedule. "Schedule" shall mean the Schedules to this Agreement, unless otherwise stated. The Schedules to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Schedules to this Agreement, or both.

         1.12    SEC.  "SEC" shall mean the Securities and Exchange Commission.

         1.13 Section. "Section" shall mean the section of this Agreement referred to by number.

         1.14 Securities Act. "Securities Act" shall mean the Securities and Exchange Act of 1933, as amended.

         1.15 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

         2.      Purchase and Sale of the Stock; Closing Date.

         2.1 Purchase and Sale. Subject to the terms and conditions herein contained, Sellers agree to sell, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) all right, title and interest in and to the Stock, the Stock being all of the issued and outstanding capital stock of Target. Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Sellers the Stock and to pay at the Closing the Purchase Price (as hereinafter defined) pursuant to the provisions of Section 3 below.

         2.2 Delivery and Endorsement of Certificates. At the Closing, Sellers shall deliver to Purchaser certificates representing the Stock, duly endorsed in blank by Sellers, or accompanied by stock powers duly executed in blank by Sellers, and with all necessary transfer tax and other revenue stamps, acquired at Sellers' expense, affixed and canceled. Sellers agree to cure any deficiencies with respect to the endorsements of the certificates representing the Stock or with respect to the stock powers accompanying any such certificates.

         2.3 Closing Date. Subject to the terms and conditions contained herein, the consummation of transactions referred to above shall take place (the "Closing") on or before January 12, 1998, at the offices of Allen & Gooch in Lafayette, Louisiana, or at such other time, date and place as Purchaser and Sellers shall in writing designate (the "Closing Date").

         3. Purchase Price. The aggregate consideration for the Stock (the "Purchase Price") is (a) $6,500,000 by delivery at the Closing of a bank certified or cashier's check or by wire transfer (the "Cash Consideration"), and (b) a number of shares of Ponder Stock equal to the quotient of $1,000,000 divided by the Market Price (the "Stock Consideration"); to be allocated among Sellers as described on Schedule 4.2.

         4. Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Purchaser, except as disclosed in the Schedules to this Agreement or in documents provided to Purchaser pursuant to the terms of this Agreement, as follows:

         4.1 Incorporation. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. Schedule 4.1 sets forth a true and complete list of all jurisdictions in which Target owns or leases properties, has employees or conducts business, and a complete list of all jurisdictions in which Target is qualified as a foreign corporation. Target is in good standing in each of such jurisdictions. Target has full corporate power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business. The copies of the Articles of Incorporation of Target and all amendments thereto to date (certified by the Secretary of the State of Louisiana) and of the bylaws of Target as amended to date (certified by its Secretary), each of which are included in Schedule 4.1, are true, complete and correct.

         4.2 Share Capital. The authorized share capital of Target consists of 10,000 shares of common stock, no par value, of which 375 shares are issued and outstanding. All of such issued and outstanding shares are validly issued and outstanding, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the authorized or outstanding capital stock of Target. Sellers own all of the issued and outstanding shares of the Stock, as described on Schedule 4.2, free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders' agreements, equities, charges, options, conditional sale or title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever, and the consummation of the purchase and sale contemplated by this Agreement will transfer to Purchaser good and marketable title to the Stock free and clear of any such items.

         4.3 Subsidiaries. Except as described on Schedule 4.3, Target does not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm or business organization or enterprise, nor does it directly or indirectly control the management of any such entities, nor does it have any obligation to acquire any such interest in the future.

         4.4 Financial Statements. Sellers have delivered to Purchaser copies of the following financial statements for Target, all of which financial statements are included in Schedule 4.4:

                 (a) Unaudited Balance Sheet (the "Reference Balance Sheet") as of August 31, 1997 (the "Balance Sheet Date") and Unaudited Income Statement for the eighth-month period ended on the Balance Sheet Date;

                 (b) Unaudited Balance Sheet as of October 31, 1997 and Unaudited Income Statement for the ten-month period ended on October 31, 1997; and

                 (c) Unaudited Balance Sheets and Income Statements for each of Target's three (3) most recent fiscal years.

All financial statements supplied to Purchaser by Sellers, are true and accurate in all material respects, have been prepared in accordance with a tax basis of accounting applied on a consistent basis throughout the periods indicated, and present fairly the financial condition and results of operations of Target as of the dates and for the periods indicated thereon in accordance with a tax basis of accounting. The Reference Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Target, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of Taxes to the extent such items are required to be reflected on such balance sheet under a tax basis of accounting consistently applied.

         4.5 Liabilities, Debts and Obligations. Other than accounts payable arising in the ordinary course of business since the Balance Sheet Date and except as described on Schedule 4.5, Target has no liabilities, debts or obligations of any nature whatsoever, whether due or to become due, and whether accrued, absolute, contingent or otherwise, that are not disclosed on the Reference Balance Sheet or in this Agreement and the Schedules hereto. Except as described on Schedule 4.5, there are no outstanding claims against Target by any person who is now or has been an officer or employee of Target nor any dispute between Target and a material number or class of its employees.

         4.6     Events Since the Balance Sheet Date.  Except as described on
Schedule 4.6, since the Balance Sheet Date, there has not been:

                 (a) any change in the condition (financial or otherwise) or in the properties, assets, liabilities, business or prospects of Target, except normal and usual changes in the ordinary course of business, none of which has been adverse and all of which in the aggregate have not been adverse;

                 (b) any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any issuance of any shares of such stock or any granting or entering into of any option or commitment relating to any of such stock;

                 (c) any increase in the compensation or rate of compensation or commissions payable or to become payable by Target to any of its directors, officers, employees or consultants, or any hiring of any employee by Target who is entitled to compensation in excess of $25,000.00 per annum, or any payment or accrual of any bonus, profit-sharing or other extraordinary compensation to any director, officer, employee or consultant, or any change in any then existing bonus, profit-sharing, pension, retirement or other similar plan, agreement or arrangement or any adoption of or entering into of any new bonus, profit-sharing, pension, stock option, retirement, group life or health insurance or other similar plan, agreement or arrangement;

                 (d) any change in the accounting methods or practices followed by Target or any change in depreciation or amortization policies or rates heretofore adopted by it;

                 (e) any sale, lease, abandonment or other disposition by Target of any interest in real property or, other than in the ordinary course of business, of any machinery, equipment or other asset;

                 (f) any labor trouble, strike or any other occurrence, event or condition affecting the employees of Target that adversely affects the condition (financial or otherwise) or the properties, assets, liabilities, business or prospects of Target;

                 (g) any breach or default by Target or, to the Best Knowledge of Sellers, by any other party, under any agreement or obligation to which Target is a party or by which any of its assets are bound;

                 (h) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets or the business of Target;

                 (i) any transaction entered into or engaged in by Target other than transactions in the ordinary course of business; or

                 (j) to the Best Knowledge of Sellers, any other occurrence, event or condition that has adversely affected (or can reasonably be expected to adversely affect) the properties, assets, business or prospects of Target.

         4.7 Directors, Officers and Employees. Schedule 4.7 sets forth a true and complete list of the names of and current annual compensation paid by Target to each director, officer and employee of Target. With respect to each employee of Target hired after November 6, 1986, to the best knowledge of Sellers, a copy of the Form I-9 completed pursuant to the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder, has been attached to Schedule 4.7. Except as described on Schedule 4.7, neither Sellers nor, to the Best Knowledge of Sellers, any director or officer of, and no Associate (as hereinafter defined) of any of them:

                 (a) owns, directly or indirectly, 5% or more of the outstanding equity interests in, or is a director, officer or employee of, or consultant to, any entity which is a competitor, potential competitor, supplier or customer of Target, or, to the Best Knowledge of Sellers, a competitor, supplier or customer of Purchaser or an Associate of Purchaser (except for ownership, if any, of less than one percent (1%) by value of the outstanding capital stock of any corporation, the capital stock of which is traded on a nationally recognized securities exchange);

                 (b) owns, directly or indirectly, in whole or in part, any property, asset or right (i) which is associated with any property, asset or right owned by Target or (ii) which Target is presently operating or using or the use of which is necessary for or material to any of its business; or

                 (c) has, directly or indirectly, engaged in any transaction with Target except transactions inherent in the capacities of director, officer, employee, consultant or stockholder.

For purposes of this Agreement, the term "Associate" shall mean:

                 (x)      with respect to an individual:

                          (i)     the spouse of the individual and all
                 ancestors and lineal descendants of the individual and the spouse,

                          (ii) any trust in which the individual or any person described in (i) above has an interest or any trustee of such a trust, and

                          (iii) any business entity which is directly or indirectly Controlled by any of the foregoing; and

                 (y) with respect to a corporation, any Person Controlling, Controlled by or under common Control with such corporation, and any director or officer of such corporation and any Associate of any such Person.

         4.8 Inventories. The inventories of Target reflected on the Reference Balance Sheet under the category entitled "Prepaid Expenses" consist of steel utilized to fabricate tools used in Target's rental business and as replacement parts for repairs to its power swivel units, all of which are of a quality and quantity usable in the normal course of business of Target. The method of valuing such inventories as of the Balance Sheet Date is consistent with that used in respect of the beginning and end of each of the two (2) most recent fiscal years of Target. The value of obsolete materials and materials below standard quality has been written down on the books of account of Target to realizable market value, or adequate reserves have been provided therefor. The inventories of Target are not excessive in kind or amount in light of the business done or reasonably expected to be done by it. The values at which such inventories are carried reflect the inventory valuation policy applied by Target of stating inventory at the lower of actual cost (first in-first out method) or realizable market value in accordance with a tax basis of accounting.

         4.9     Taxes and Governmental Returns.  Except as described in
Schedule 4.9, all tax returns, information returns and governmental reports of every nature required by any Governmental Authority required or Governmental Requirement to be filed by Target prior to the date hereof or which include or should include Target prior to the date hereof, including, but not limited to, those relating to Taxes of any nature to which Target or any of its business is subject ("Governmental Returns"), have been filed, and all Taxes shown to be due and payable on such Governmental Returns or on any assessments related to such Governmental Returns have been paid. Except as described in Schedule 4.9, all such Governmental Returns and reports and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all Tax liabilities of Target for the periods covered by such Governmental Returns. Except as specifically disclosed in this Agreement or the Schedules hereto, Target has no unpaid liability for any Taxes of any nature whatsoever for any period prior to the date hereof. Except as described in Schedule 4.9, the Governmental Returns of Target or that include Target have not been audited since January 1, 1994, and are not now under audit, by any Governmental Authority. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes of any nature against Target or with respect to any Governmental Return filed by Target or that include Target, or any suits or other actions, proceedings, investigations or claims now pending or threatened against Target with respect to any Taxes or any matters under discussion with any Governmental Authority relating to any Taxes, or any claims for additional Taxes asserted by any Governmental Authority. Except as described in Schedule 4.9, the charges, accruals and reserves on the Reference Balance Sheet in respect of all accrued Taxes are adequate to provide fully for all Taxes, if any, payable by Target with respect to periods ended on or before the Balance Sheet Date. Schedule
4.9 sets forth the accrued and unpaid taxes of Target as of January 9, 1998.

         At all times since its inception, Target has been a validly electing "S" Corporation within the meaning of Section 1361 and 1362 of the Code and Target will be an "S" Corporation for the period up to and including the Closing Date.

         4.10 Employee Benefit Plans. Except as set forth on Schedule 4.10, Target has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. Target does not now and has never contributed to a "multiemployer plan" as defined in section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Target has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder and neither Target nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA. Target is not a party to any collective bargaining or other union agreements. Target has not, within the last five years, had or been threatened with any union activities, work stoppages or other labor trouble with respect to its employees which had or might have had a material adverse effect on the business of Target. To the Best Knowledge of Sellers, no union activities, work stoppages or other labor trouble with respect to the employees of any of the customers or suppliers of the business of Target are pending or threatened which might have an adverse effect on the business of Target. Other than wage increases in the ordinary course of business or disclosed on Schedules to this Agreement, since the Balance Sheet Date Target has not made any commitment or agreement to increase the wages or modify the conditions or terms of employment of any of the employees of Target used in connection with its business.

         4.11 Contracts and Agreements. Schedule 4.11 sets forth a true and complete list of and briefly describes (including termination date) all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to which Target is a party or by which Target or any of its assets or properties is in any way bound or obligated (including all amendments, supplements and modifications thereto), excluding any master service agreement entered into in the ordinary course of business which is terminable by Target on not more than 30 days notice to the other party thereto;

                 (a) all contracts, agreements or commitments in respect of the sale of products or services or the purchase of raw materials, supplies or other products or utilities, except those entered into in the ordinary course of business involving payments or receipts by Target of less than $5,000.00;

                 (b) all offers, tenders or the like outstanding and capable of being converted into an obligation of Target by the passage of time or by an acceptance or other act of some other person or entity or both, except those entered into in the ordinary course of business involving payments or receipts by Target of less that $5,000;

                 (c) all sales, agency or distributorship agreements or franchises or legally enforceable commitments or obligations with respect thereto;

                 (d) all collective bargaining agreements, union agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

                 (e) all profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of Target;

                 (f) all loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements;

                 (g) all leases and all other contracts, agreements or legally enforceable commitments relating to or affecting real property or any interest therein;

                 (h) all contracts, agreements, arrangements or legally enforceable commitments relating to the issuance of capital stock, bonds or other securities of Target;

                 (i) all contracts, agreements, arrangements or legally enforceable commitments relating to the acquisition by Target of any substantial part of its business or assets;

                 (j) all performance bonds, bid bonds, surety bonds and the like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

                 (k) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

                 (l) all accounts, notes and other receivables, and all security therefor, and all documents and agreements related thereto; and

                 (m) all other contracts, agreements, arrangements or legally enforceable commitments that are material to Target or the operation of any of its businesses, except those entered into in the ordinary course of business involving payments or receipts by Target of less that $5,000.

All of such contracts, agreements, leases, licenses, plans, arrangements, and commitments (collectively, the "Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by Target or, to the Best Knowledge of Sellers, by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by Target, or, to the Best Knowledge of Sellers, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. To the Best Knowledge of Sellers there is no reason why any of the Contracts (i) will result in a loss to Target on completion by performance or (ii) cannot readily be fulfilled or performed by Target on time without undue or unusual expenditure of money or effort. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in Schedule 4.11 have been furnished to Purchaser, and such copies and/or descriptions are true, complete and accurate and include all amendments, supplements or modifications thereto.

         4.12 Effect of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or other charter documents or bylaws of Target, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Target or either of Sellers is now a party or by which Target or either of Sellers or any of their respective properties or assets may be bound or affected; result in any violation of any Governmental Requirement; cause Target to lose the benefit of any right or privilege it presently enjoys or, to the Best Knowledge of Sellers, cause any Person who normally does business with Target not to continue to do so on the same basis as before; relieve any Person of any obligation to Target (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Target or to exercise any right under any agreement in respect of Target or the assets or business of Target or require notice to or the consent, authorization, approval or order of any Person. To the Best Knowledge of Sellers, the business relationships of clients, customers and suppliers of Target will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.13 Properties, Assets and Leasehold Estates. Target owns or has the right to use (pursuant to a valid lease or license disclosed on Schedule 4.11) all property, real or personal, tangible or intangible, (i) reflected on the Reference Balance Sheet (other than items sold by Target since the Balance Sheet Date in the ordinary course of its business) or (ii) utilized in or necessary for the operation of its business. Schedule 4.13 sets forth a true and complete list of all such property as of the date hereof (with all property that is leased or licensed being designated as such). Except as described in
Schedule 4.13, Target has good and marketable title to all the properties, interests in properties, assets and leasehold estates, real and personal, set forth in Schedule 4.13, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever. All leases of property under which Target purports to be a lessee are valid, binding and in full force and effect. Except as described in Schedule 4.13, the plants, structures, equipment and other properties owned or used by Target are in good operating condition and repair, normal wear and tear excepted, and are capable of being used for their intended purpose in the business of Target as now conducted. All such plants, structures, equipment and other properties of Target and the present use of such items conform to all Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to such assets or their use has been received by Target. Target has all easements, rights of ingress and egress, and utilities and services necessary for all operations conducted by it. Neither the whole nor any portion of any real property owned or occupied by Target has been condemned or otherwise taken by any public authority, nor, to the Best Knowledge of Sellers, is any such condemnation or taking threatened or planned.

         4.14 Intangible Property. Except as set forth on Schedule 4.14, Target does not own, and its business does not require the use of, any rights under any patents, inventions, trademarks, trade names, brand names or copyrights, and the operation of its business as presently conducted does not violate or infringe upon any such items owned by any Person. Neither Sellers nor any officer, director, employee, consultant or agent of Target has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Target. Target owns and has the full and exclusive right to use in connection with its business all of the items listed on Schedule 4.14, which items are in full force and effect.
Target has not transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed on Schedule 4.14 or any other intangible property included in the assets of Target. To the Best Knowledge of Sellers, none of the items listed on Schedule 4.14 or any other intangible property included in the assets of Target is being infringed upon by any Person.

         4.15 Suits, Actions and Claims. Except as set forth in Schedule 4.15, (i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Target is engaged or which are pending or, to the Best Knowledge of Sellers, threatened against or affecting Target or any of its properties, assets or business, or to which Target is or might become a party, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Target or any of its properties, assets or business. Without limiting the foregoing, Sellers have no Best Knowledge of any state of facts or the occurrence of any event forming the basis of any present or potential claim against Target.

         4.16 Insurance Policies. Schedule 4.16 contains a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number) maintained by Target on its properties, assets, business and personnel. Except as set forth on Schedule 4.16, there is no claim outstanding under any such insurance policy nor, to the Best Knowledge of Sellers, any circumstances that are likely to give rise to such a claim. Target is not in default with respect to any provision contained in such insurance policies, nor has it failed to give any notice or present any claim thereunder in a timely fashion. All such policies are in full force and effect, with all premiums due thereon to date fully paid except as set forth on
Schedule 4.16.

         4.17 Licenses and Permits; Compliance With Governmental Requirements. Schedule 4.17 sets forth a true and complete list of all licenses and permits necessary for the conduct of Target's business. Target has all such licenses and permits validly issued to it and in its name, and all such licenses and permits are in full force and effect. True and correct copies of all such licenses and permits are included in Schedule 4.17. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the Best Knowledge of Sellers, threatened seeking the revocation or limitation of any of such licenses or permits.
Target has complied with all Governmental Requirements applicable to its business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.

         4.18 Authorization. Sellers have full legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by each of them. The execution and delivery of this Agreement by Sellers and the performance of the transactions contemplated herein have been duly and validly executed and delivered by Sellers and is the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

         4.19 Records. The books, records and minutes kept by Target with respect to the assets and the business of Target, including, but not limited to, all customer files, service agreements, quotations, correspondence and historic revenue data of Target, have been kept properly and contain records of all matters required to be included therein by any Governmental Requirement or by a tax basis of accounting, and such books, records and minutes are true, accurate and complete.

         4.20 No Dissolution or Judgment. Except as set forth on Schedule 4.20, no order has been entered or petition presented or resolution passed for the dissolution or winding up of Target nor has any distress, execution or other process been levied in respect of Target or any of its assets nor is there any unfulfilled or unsatisfied judgment or order outstanding against Target.

         4.21    Environmental Protection Laws.

                 (a) For purposes of this Section 4.21, unless the context otherwise specifies or requires, the following terms shall have the meaning herein defined:

                 (i)      "Waste Materials" shall mean

                          (A) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, 42. U.S.C. Sections 6901 et seq., as amended from time to time, and regulations promulgated thereunder;

                          (B) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended from time to time;

                          (C)     asbestos;

                          (D)     polychlorinated biphenyls;

                          (E) underground storage tanks, whether empty, filled or partially filled with any substance;

                          (F) any other substance the presence of which is prohibited by any Governmental Requirement in its present form or as currently used by Target; and

                          (G) any other substance which by any Governmental Requirement requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, recycling or disposal.

                          (ii) "Waste Materials Contamination" shall mean the presence of Waste Materials on, in or under any property whatsoever which is associated with or is in any way related to the business of Target, including the improvements, facilities, soil, ground, water or air.

                 (b) Except as described in Schedule 4.21, all business conducted by Target has been and is being operated, and the assets of Target have been and are being used and were obtained, in all respects in compliance with all Governmental Requirements relating to Waste Materials.

                 (c) Except as described in Schedule 4.21, Target is not now, and has not been, in violation of any Governmental Requirement and the assets, business and operations of Target are in full compliance with all Governmental Requirements relating to Waste Materials. Except as set forth on Schedule 4.21, there are no judicial or administrative actions, including non-compliance orders or demand letters, pending that relate to such Governmental Requirements relating to Waste Materials. Without in any way limiting the foregoing, except as set forth on Schedule 4.21, Sellers hereby specifically represent and warrant that:

                          (i) Target has complied with all applicable Governmental Requirements relating to pollution and environmental control;

                          (ii) Target is not in violation of any of the permits described in or required to be described on Schedule
                 4.17 or any Governmental Requirement regulating emissions, discharges or releases (including solids, liquids and gases) into the environment or the proper transportation, handling, storage, treatment or disposal of Waste Materials;

                          (iii) Target has received all permits and approvals with respect to emissions, discharges or releases (including solids, liquids and gases) into the environment and the proper transportation, handling, storage, treatment and disposal of Waste Materials required for the operation of the businesses of Target as presently conducted;

                          (iv) Target has kept all records and made all filings required by applicable Governmental Requirements with respect to emissions, discharges or releases (including solids, liquids and gases) into the environment and the proper transportation, handling, storage, treatment and disposal of Waste Materials;

                          (v) All hazardous waste, hazardous materials and hazardous substances on, in or under any real property owned or leased by Target have been removed and no past or present disposal, spill or other release of hazardous waste, hazardous materials or hazardous substances on, in, under or adjacent to any real property owned or leased by Target will subject Purchaser to corrective or response action or any other liability under any Governmental Requirement or the common law;

                          (vi) No investigation, administrative order, consent order or agreement, litigation or settlement with respect to Waste Materials or Waste Materials Contamination is proposed, threatened, anticipated or in existence with respect to the assets or the business of Target. None of such assets are currently on, and to the Best Knowledge of Sellers, have ever been on, any federal or state "Superfund" or "Superlien" list.

                          (vii)   Target does not have any contingent
                 liabilities under any Governmental Requirement to any Person and whether or not such contingent liability is required pursuant to a tax basis of accounting to be reflected on the financial statements of Target, in connection with any emission, discharge or release of any hazardous or toxic waste, substance or constituent or any other substance into the environment; and

                          (viii) Target has not handled, treated, stored, generated, transported or disposed of any Waste Material in contravention of any Governmental Requirement, and there have been no acts or omissions of Target or any of its agents or employees in connection that would result in liability under any Governmental Requirement.

                 (d) Schedule 4.21 contains a true, correct, accurate and complete list of all transfer, storage or disposal facilities used since January 1, 1987 by Target in any businesses or operations conducted by or on behalf of Target. To the Best Knowledge of Sellers, none of the transfer, storage or disposal facilities used by Target in connection with any businesses or operations conducted by or on behalf of Target are the subject of, or have conducted their businesses or operations in a manner which may give rise to, litigation, investigation, inquiry or other proceeding, ruling, order or citation relating to emissions or potential emissions, discharges or potential discharges or releases or potential releases (including solids, liquids and gases) into the environment or relating to the transportation, handling, storage, treatment or disposal of materials, or any other liability under any Governmental Requirement or the common law. The underground storage tanks located on the property at 1145 MacArthur Drive, Harvey, Louisiana shall be removed by Fishing Tools, Inc. at its sole cost and expense as soon as reasonably possible at a cost not to exceed $11,000. In addition, Fishing Tools, Inc. shall bear the first Ten Thousand and 00/100 ($10,000.00) Dollars of costs, if any, incurred to remove any hazardous waste, hazardous materials, hazardous substances, Waste Material or other contaminated material resulting from the underground storage tanks without any right to indemnification from Sellers. Any removal costs of the storage tanks and any hazardous waste, hazardous materials, hazardous substances, Waste Material or other contaminated material in excess of the amounts specified above shall be subject to the provisions of
         Article 10 of this Agreement.

                 (e) Target has, and has listed on Schedule 4.17, all necessary environmental and operations permits for operations relating to the business or assets of Target.

         4.22 Accounts Receivable. All notes and accounts receivable of Target that are reflected on the Reference Balance Sheet or that have arisen since the Balance Sheet Date ("Accounts Receivable") have arisen in the ordinary course of business. Except as described on Schedule 4.22, all Accounts Receivable either (i) have been collected or (ii) are collectible on the respective due dates thereof, or, if no due date is stated with respect thereto, within ninety (90) days of their creation in the ordinary course of business, in each case in the aggregate recorded amounts thereof, less the applicable reserves with respect thereto reflected on the Reference Balance Sheet. Except as described in Schedule 4.22, Target has not factored or discounted or agreed to factor or discount any Account Receivable. The values at which the Accounts Receivable are carried reflect the accounts receivable valuation policy of Target which is consistent with Target's past practice and in accordance with a tax basis of accounting consistently applied. Schedule
4.22 sets forth a true, correct and complete list of all Accounts Receivable written off by Target, in whole or in part, as uncollectible during the two (2) years preceding the date hereof. Schedule 4.22 also sets forth a true, correct and complete aging of the Accounts Receivable of Target as of the most recent practicable date.

         4.23 Brokers and Finders. Except for J.E.V. Marketing, to be paid by Sellers at Closing, no broker or finder has acted for Target or Sellers in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or Target.

         4.24 Payment of Creditors. Except as set forth on Schedule 4.24, Target has paid its creditors within the times agreed with such creditors, and there are no debts outstanding against Target (other than those being disputed in good faith by Target and those that are by their terms not yet due and payable) that have been outstanding for more than ninety (90) days.

         4.25 Deferred Purchase Agreements. Except as described on Schedule 4.25, Target has not acquired or agreed to acquire any material asset on terms that provide that title thereto does not pass until full payment is made.

         4.26 Telephone Numbers. All telephone numbers used by Target in connection with the business of Target are transferable to Purchaser to the extent allowed by the respective Service Provider.

         4.27 Customer List. Schedule 4.27 sets forth a true, correct and complete list of all customers of Target to which Target has sold or provided products or services during the two fiscal years ending September 30, 1997. This list provides an accurate statement of the gross revenues billed to each such customer by Target during the twelve-month period ended September 30, 1997. Each list also indicates by special designation all customers on the list with respect to which Target has not sold or provided products or services during the six (6)-month period immediately preceding the date hereof. Two (2) days prior to the Closing Date, Sellers shall cause Target to deliver to Purchaser a true, correct and complete update of this list from October 1, 1997, through three (3) days prior to the Closing Date, and immediately prior to the Closing, Sellers shall cause Target to deliver to Purchaser a true, correct and complete update of this list as of the Closing Date, in each case noting all deletions therefrom and additions thereto and updating all information contained thereon, and conspicuously marking all changes from the previous list or update, as the case may be.

         4.28 No Royalties. Except as described on Schedule 4.28, no royalty or similar item or amount is being paid or is owing by Target, nor is any such item accruing, with respect to the operation, ownership or use of the business or the assets of Target.

         4.29 Bank Accounts. Schedule 4.29 sets forth a true and complete list of all bank or financial accounts and safe deposit boxes of Target and of the credit and debit balances of such bank and financial accounts as of the most recent practicable date. Since the date of the balances set forth on such list, there have been no payments out of or drafts against any of the accounts included therein other than routine payments and drafts in the ordinary course of business, and the balances in such accounts as of the date hereof are not materially different from those reflected in such list. Schedule 4.29 also lists all persons having signatory authority over or access to such bank and financial accounts and safe deposit boxes.

         4.30 No Untrue Statements. The representations and warranties of Sellers set forth in this Agreement and the Schedules do not include any untrue statement of a material fact or omit to state any material fact necessary to make the representations and warranties made not misleading. To the Best Knowledge of Sellers, there is no fact or matter that is not disclosed to Purchaser in this Agreement or the Schedules that materially and adversely affects or, so far as Sellers or Target can now reasonably foresee, could materially and adversely affect the condition (financial or otherwise) of Target or the ability of Sellers or Target to perform their respective obligations under this Agreement.

         4.31 No Other Representations. Sellers are not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement.

         5. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

         5.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authorization. Purchaser has full legal right and corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity; provided that as specifically set forth herein the obligation of Purchaser to consummate the transactions contemplated hereby is (among other conditions), subject to approval of this Agreement and the transactions contemplated hereby by Purchaser's board of directors.

         5.3 Brokers and Finders. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

         5.4 Notice and Consent. Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Furthermore, there are no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending, or to the Best Knowledge of the Purchaser, threatened against Purchaser that could affect its ability to perform its obligations under this Agreement.

         5.5 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Governmental Requirement, or other restriction of any government, governmental agency, Governmental Authority, or court to which Purchaser is subject or any provisions of its charter or by-laws other than violations, defaults, or conflicts that would not materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement. Furthermore, neither the execution and the delivery of this Agreement by Purchaser, nor the consummation of the transactions by Purchaser as contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contracts, lease, license, instrument, or other arrangement to which Purchaser or its assets is subject.

         5.6 SEC Documents. Purchaser has provided to Sellers (a) a copy of the Annual Report on Form 10-K of Purchaser for the fiscal year ended August 31, 1995 in the form filed with the SEC, and (b) copies of all filings since August 31, 1995 by Purchaser with the SEC in compliance with Section 13 or 14 of the Exchange Act (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements ,therein, in light of the circumstances under which they were made, not misleading. The statements of Purchaser included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidate financial position of Purchaser and its consolidated subsidiaries, if any, as of the dates thereof and the results of operations and cash flows for the periods then ended.

         5.7 Capitalization. The authorized capital of Purchaser consists of 50,000,000 shares of common stock with a par value of $.01 of which 43,733,981 shares are issued and outstanding. The Ponder Stock delivered by Purchaser to Sellers in connection with this Agreement are validly issued and outstanding, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the shares of the Ponder Stock issued to Sellers in connection with this Agreement. The Ponder Stock is being delivered to Sellers free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders' agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever, and upon the delivery of said shares to Sellers upon the consummation of this Agreement, Sellers will have good and marketable title to the Ponder Stock free and clear of any such items.

         5.8 Investment Intent. Purchaser is acquiring the Stock with the intention as of the date hereof of holding the Stock for purposes of investment, and Purchaser has no intention as of the date hereof of selling the Stock in a public distribution in violation of federal securities laws or any applicable state securities laws.

         6. Nature of Statements and Survival of Indemnifications, Guarantees, Representations and Warranties of Sellers. All statements of fact contained in this Agreement or in any schedule delivered by or on behalf of Sellers or Purchaser pursuant to this Agreement shall be deemed representations and warranties of Sellers or Purchaser, respectively, hereunder. All indemnifications, guarantees, covenants, agreements, representations and warranties made by Sellers or Purchaser hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing regardless of any investigation at any time made by or on behalf of Purchaser or Sellers, respectively, in accordance with Section 10 hereof.

         7.      Covenants Regarding the Closing.

         7.1 Covenants of Sellers. Sellers, jointly and severally, hereby covenant and agree that they will (i) use commercially reasonable efforts to cause all of their representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use commercially reasonable efforts to cause all of their obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to Purchaser at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, leases, transfer documents, receipts and amendments contemplated by Section 8 hereof (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any of such additions or exceptions cause any of the conditions to Purchaser's obligations hereunder as set forth in Section 8 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of Purchaser under Section 8 hereof to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

         7.2 Covenants of Purchaser. Purchaser hereby covenants and agrees that it will use commercially reasonable efforts to cause all of its representations and warranties set forth in this Agreement to be true on and as of the Closing Date, use commercially reasonable efforts to cause all of its obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and deliver to Sellers at the Closing the certificate contemplated by
Section 9 hereof (with such additions or exceptions to such certificate as are necessary to make the statements set forth in such certificate accurate, provided that if any of such additions or exceptions cause any of the conditions to Sellers' obligations hereunder as set forth in Section 9 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of Sellers under Section 9 hereof to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

         8. Conditions to Obligations of Purchaser. The obligations of Purchaser hereunder to proceed to closing are, at the option of Purchaser, subject to the satisfaction, on or prior to the

Closing Date, of the following conditions (any of which may be waived by Purchaser in its sole discretion):

         8.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the agreements and covenants of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed. Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers to all such effects.

         8.2 Phase I Environmental Audit. Purchaser shall, at Purchaser's own expense, have completed a Phase I Environmental Audit on the properties of Target.

         8.3 No Governmental Actions. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers stating they have no Best Knowledge of any such matters. No Governmental Authority shall have taken any other action as a result of which the management of Purchaser reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

         8.4 No Adverse Change. No adverse change in the results of operations, financial condition, net worth or business of Target shall have occurred, and no loss or damage to any of the properties or assets of Target, whether or not covered by insurance, shall have occurred since the Balance Sheet Date, and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers to all such effects.

         8.5 Stockholder's Release. Sellers shall have delivered to Target, with a copy to Purchaser, a Stockholder's Release duly executed by Sellers in the form of and containing the same terms and provisions as the Stockholder's Release provided herewith as Schedule 8.5.

         8.6 Related Party Loans. All loans or advances outstanding as of the Closing Date owed to Target by Sellers or any Affiliates of Sellers shall have been paid in full.

         8.7 Notices and Consents. No notice to or consent, authorization, approval or order of any Person shall be required for the consummation of the transactions contemplated by this Agreement (except for notices that have been duly and timely given and consents, authorizations and approvals that have been obtained), and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers to such effect.

         8.8 Corporate Approval. Sellers shall have taken or caused to be taken all necessary or desirable actions, steps and corporate proceedings (whether by directors and/or shareholders) to approve and authorize the transfer of the Stock by Sellers to Purchaser, and to approve and authorize the acceptance of this Agreement by Sellers, and Sellers shall have delivered to Purchaser a certificate dated the Closing Date to all such effects.

         8.9 Transfer and Assignment Documents. Sellers shall have delivered to Purchaser all documents reasonably necessary or required to effectively transfer and assign the Stock to Purchaser

(including, without limitation, all required consents), such transfers and assignments to convey good and marketable title to the Stock to Purchaser, free and clear of all liens and encumbrances whatsoever, and to be in form and substance reasonably satisfactory to Purchaser and its counsel.

         8.10 Ordinary Course of Business. During the period from the Balance Sheet Date until Closing, Target shall have carried on its business in the ordinary and usual course and the Sellers shall have delivered to Purchaser a certificate dated the Closing Date to that effect.

         8.11 Other Documents. Sellers and Target shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Purchaser or its attorneys may have reasonably requested.

         8.12 Board of Directors Approval. The board of directors of Purchaser, in its sole discretion, shall have approved this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

         9. Conditions Precedent to Obligations of Sellers. The obligations of Sellers hereunder are, at their option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Sellers, in their sole discretion):

         9.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed. Purchaser shall have delivered to Sellers a certificate dated the Closing Date and executed by Purchaser to all such effects.

         9.2 Delivery of Purchase Price. Purchaser shall have paid to Sellers the Cash Consideration and the Stock Consideration as required by this Agreement.

         9.3 No Governmental Actions. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated in this Agreement, and Purchaser shall have delivered to Sellers a certificate dated the Closing Date and executed by Purchaser stating they have not Best Knowledge of any such matters. No Governmental Authority shall have taken any other action as a result of which Sellers reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

         9.4 No Adverse Change. No adverse change in the results of operations, financial condition, net worth or business of Purchaser shall have occurred, and no loss or damage to any of the properties or assets of Purchaser, whether or not covered by insurance, shall have occurred since August 31, 1997, and Purchaser shall have delivered to Sellers a certificate dated the Closing Date and executed by Purchaser to all such effects.

         9.5 Notices and Consents. No notice to or consent, authorization, approval or order of any Person shall be required for the consummation of the transactions contemplated by this Agreement (except for notices that have been duly and timely given and consents, authorizations and approvals that have been obtained), and Purchaser shall have delivered to Sellers a certificate dated the Closing Date and executed by Purchasers to such effect.

         9.6 Corporate Approval. Purchaser shall have taken or caused to be taken all necessary or desirable actions, steps and corporate proceedings (whether by directors and/or shareholders) to approve and authorize the issuance of the Ponder Stock to Sellers, and to approve and authorize the acceptance of this Agreement by Purchaser, and Purchaser shall have delivered to Sellers a certificate dated the Closing Date to all such effects.

         9.7 Release of Personal Guarantees. Sellers shall be released of any and all personal guarantees that are outstanding to secure any debts, liabilities and/or obligations of Target of whatever nature or kind.

         10.     Indemnity.

         10.1 INDEMNITY BY SELLERS. SELLERS, (COLLECTIVELY THE "INDEMNITORS" AND SINGULARLY AN "INDEMNITOR FOR PURPOSES OF SECTION 10.1) JOINTLY AND SEVERALLY, COVENANT AND AGREE THAT THEY WILL INDEMNIFY, HOLD HARMLESS AND DEFEND PURCHASER AND TARGET AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES AND AFFILIATES (COLLECTIVELY, THE "INDEMNIFIED PARTIES" AND SINGULARLY AN "INDEMNIFIED PARTY" FOR PURPOSES OF SECTION 10.1), FROM AND AFTER THE DATE OF THIS AGREEMENT, FROM AND AGAINST ANY AND ALL PENALTIES, DEMANDS, DAMAGES, PUNITIVE DAMAGES, LOSSES, LOSS OF PROFITS, LIABILITIES, SUITS, COSTS, COSTS OF ANY SETTLEMENT OR JUDGMENT, CLAIMS OF ANY AND EVERY KIND WHATSOEVER, REFUND OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, INTEREST AND PENALTIES THEREON), REMEDIATION COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES) OF OR TO ANY OF THE INDEMNIFIED PARTIES ("DAMAGES"), WHICH MAY NOW OR IN THE FUTURE BE PAID, INCURRED OR SUFFERED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES BY ANY PERSON RESULTING OR ARISING FROM OR INCURRED IN CONNECTION WITH ANY ONE OR MORE OF THE FOLLOWING:

                 (a) ANY MISREPRESENTATION, BREACH OF WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLERS UNDER THIS AGREEMENT;

                 (b) ALL ACTIONS, SUITS, PROCEEDINGS, DEMANDS, ASSESSMENTS, ADJUSTMENTS, COSTS AND EXPENSES (INCLUDING COSTS OF COURT AND ATTORNEYS' FEES) INCIDENT TO ANY OF THE FOREGOING.

         10.2 INDEMNITY BY PURCHASER. PURCHASER, (AN INDEMNITOR FOR PURPOSES OF SECTION 10.2) COVENANTS AND AGREES THAT IT WILL INDEMNIFY, HOLD HARMLESS AND DEFEND SELLERS AND THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES AND AFFILIATES (COLLECTIVELY THE "INDEMNIFIED PARTIES" AND SINGULARLY AND "INDEMNIFIED PARTY" FOR PURPOSES OF SECTION 10.2) FROM AND AFTER THE DATE OF THIS AGREEMENT, FROM AND AGAINST ANY AND ALL DAMAGES (AS THE TERM "DAMAGES" IS DEFINED BY SECTION 10.1) WHICH MAY NOW OR IN THE FUTURE BE PAID, INCURRED OR SUFFERED BY OR ASSERTED AGAINST SELLERS BY ANY PERSON

RESULTING OR ARISING FROM OR INCURRED IN CONNECTION WITH ANY ONE OR MORE OF THE
FOLLOWING:

                 (a) ANY MISREPRESENTATION, BREACH OF WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF PURCHASER UNDER THIS AGREEMENT;

                 (b) ALL ACTIONS, SUITS, PROCEEDINGS, DEMANDS, ASSESSMENTS, ADJUSTMENTS, COSTS AND EXPENSES (INCLUDING COSTS OF COURT AND ATTORNEYS' FEES) INCIDENT TO ANY OF THE FOREGOING.

         10.3 Notice of Claim. Purchaser and each of the Sellers agree that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it or any Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person with respect to any matter as to which any of the Indemnified Parties are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to herein as the "Claim"), Purchaser, or Sellers, as the case may be, will give prompt notice thereof in writing to the other party together with a statement of such information respecting any of the foregoing as it shall then have; provided that any delay in giving or failure to give such notice shall not limit the rights of any Indemnified Party to indemnity hereunder except to the extent that any Indemnitor is shown to have been damaged by such delay or failure.

         10.4 Right of Sellers to Participate in Defense. With respect to any Claim as to which an Indemnified Party seeks indemnity hereunder, such Indemnified Party shall provide the Indemnitor with the opportunity to participate in the defense of such Claim with counsel of the Indemnitor's choice and at the Indemnitor's cost and expense. The Indemnified Party shall reasonably cooperate with the Indemnitor and its representatives and counsel in any dispute or defense related to any Claim.

         10.5 Payment. The Indemnitor shall promptly pay to the Indemnified Party in cash the amount of any Damages to which such Indemnified Party may become entitled by reason of the provisions of this Agreement.

         10.6 Survival of Representations and Warranties. All of the representations and warranties of Sellers contained in this Agreement shall survive the closing hereunder and continue in full force and effect until January 11, 1999. All of the representations and warranties of Purchaser contained in this Agreement shall survive the closing hereunder and continue in full force and effect until expiration of the applicable statute of limitations. A failure of an Indemnified Party to make a notice of claim as provided in Section 10.3 of this Agreement prior to the expiration of the applicable survival period with respect to any representation or warranty shall thereafter preclude a claim. All of the covenants of Purchaser and Sellers contained in this Agreement shall survive the closing hereunder and continue in full force and effect until expiration of the applicable statute of limitations.

         10.7    Exceptions and Limitations to Indemnities.

                 (a) Notwithstanding anything contained in this Article 10 to the contrary, Sellers and Purchaser agree that consequential and punitive damages and damages for lost profits shall be recoverable only to the extent that they are included in a third-party claim for which an Indemnitor is responsible for indemnity to Indemnified party.

                 (b) Sellers shall not be liable for any indemnification obligation under this Agreement unless, and only to the extent that, the aggregate amount for which Sellers are liable to Purchaser for indemnity hereunder exceeds the aggregate sum of $150,000. Without otherwise altering the indemnification obligations of Sellers under this Agreement, Sellers shall not be liable for any indemnification obligation under this Agreement for Damages arising as a result of the pending sales tax audit by the State of Louisiana described on Schedule 4.5 hereto except to the extent such Damages exceed $52,000, plus penalties and interest thereon. Furthermore, with respect to any and all indemnity obligations of Sellers under this Agreement the aggregate amount payable by each Seller shall not exceed $1,500,000.

                 (c) The amount of any liabilities for which any Indemnified Party is entitled to indemnification or other compensation under this Agreement shall be reduced by any corresponding insurance proceeds realized by such party in respect of such matter.

         10.8 Sole Basis of Recovery. The parties hereto agree that the provisions of this Article 10 shall be the sole and exclusive method or basis for compensating each other against claims relating to the transactions contemplated by and the subject matter of this Agreement.

         11.     Requirements of Securities Laws.

         11.1 Accredited Investors. Sellers recognize that the Stock Consideration is not being registered under the Securities Act in reliance upon an exemption from the Securities Act which is predicated, in part, on the representations and agreements of Sellers set forth in this Agreement. Each of Sellers represents and warrants to Purchaser that he is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act and that the Stock Consideration is being acquired solely for his own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act. Each of Sellers understands that the effect of such representation and warranty is that the Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. Sellers also understand that, except as set forth in Section 11.4, Purchaser is under no obligation to file a registration statement under the Securities Act covering the Stock Consideration or to take any other action to enable Sellers to transfer or otherwise dispose of the Stock Consideration. Each of Sellers represents that he has consulted with counsel in regard to the Securities Act and that he is fully familiar with the circumstances under which he is required to hold the Stock Consideration and the limitations upon the transfer or other disposition thereof. Sellers acknowledge that Purchaser is relying upon the truth and accuracy of the foregoing representations and warranties in issuing the Stock Consideration under the Securities Act. Each of Sellers agrees to indemnify and hold Purchaser harmless against all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Purchaser as a result of any sale, transfer or other disposition by him of all or any part of the Stock Consideration in violation of the Securities Act.

         11.2 Legend. The certificates representing the Stock Consideration shall bear the following legend:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

         11.3 SEC Documents. Sellers acknowledge that they have been furnished by Purchaser with (a) a copy of the Annual Report on Form 10-K of Purchaser for the fiscal year ended August 31, 1995, in the form filed with the SEC, and (b) copies of all filings since August 31, 1995 by Purchaser with the SEC in compliance with Section 13 or 14 of the Exchange Act. Sellers represent that they have reviewed the foregoing documents and acknowledge that they have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in the foregoing documents, including the opportunity to ask questions of, and receive answers from, officers and representatives of Purchaser concerning Purchaser and the terms and conditions of the transactions contemplated by this Agreement. Sellers acknowledge that Allen & Gooch, attorney at law, and Thompson & Knight, attorney at law, have advised Sellers during the course of the negotiation of this Agreement, and that Sellers have consulted Allen & Gooch, attorney at law, and Thompson & Knight, attorney at law, with respect to the transactions contemplated by this Agreement.

         11.4    Incidental Registration.   If, at any time after the Closing
Date, Purchaser proposes to register any of the Ponder Stock (whether unissued, yet to be authorized or held by any person) under the Securities Act, it shall, at least 30 days prior to the filing under the Securities Act of the registration statement relating thereto, give written notice to Sellers of their intention to do so, (which notice shall state the proposed method of distribution), and, upon the written request of Sellers given within ten days after the giving of any such notice (which request shall state the proposed method of distribution), Purchaser shall include or cause to be included in any such registration statement the Stock Consideration; provided, however, that Purchaser may at any time withdraw or cease proceeding with any such registration if it shall at the time withdraw or cease proceeding with the registration of such Ponder Stock originally proposed to be registered; and provided further, that if the registration proposed by Purchaser relates to an underwritten offering, Sellers shall not have any right to sell the Stock Consideration in any manner or through any underwriter other than in the manner and through the managing underwriter or underwriters being used by Purchaser.

                 (a) Notwithstanding any other provision of this Section 11.4, if a registration pursuant to this Section 11.4 involves a firm commitment, underwritten offering of the securities so being registered and if the managing underwriter of such offering informs Purchaser and Sellers by letter of their belief that marketing factors require a limitation of the number of shares to be underwritten, Purchaser may limit the amount of Stock Consideration to be included in the registration and underwriting; provided that no such reduction shall reduce the securities being offered by Purchaser for its own account or for the account of [White Owl]; and provided that those shares which are excluded from the underwritten offering shall be withheld from the market by the holders thereof for a period, not to exceed the period during which the officers and directors of Purchaser agree not to sell any shares of Ponder Stock, which the managing underwriter reasonably determines as necessary in order to effect the underwritten offering.

                 (b) Registration Procedures and Expenses. If and whenever Purchaser is required to include the Stock Consideration in a registration statement under the Securities Act, as provided in
         Section 11.4 hereof, Purchaser shall, as expeditiously as is reasonably practicable, do each of the following:

                          (i) prepare and file with the SEC a registration statement with respect to the Stock Consideration and, subject to the limitations under Section 11.4 hereof, use its best efforts to cause such registration statement to become effective;

                          (ii) cooperate with Sellers and any underwriter who shall sell the Stock Consideration in connection with their review of Purchaser made in connection with such registration;

                          (iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for 120 days from the date of its effectiveness, and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all the Stock Consideration covered by such registration statement for such period;

                          (iv) furnish to Sellers such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as Sellers may reasonably request in order to facilitate the disposition of the Stock Consideration; and

                          (v) Purchaser shall (x) notify Sellers at any time when a prospectus relating to the Stock Consideration is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and (y) prepare and furnish to Sellers a reasonable number of copies as Sellers may reasonably request of any supplement to or any amendment of such prospectus that may be necessary so that, as thereafter delivered to the purchasers of the Stock Consideration such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                 (c) Agreement by Sellers. In the event that Sellers participate, pursuant to this Section 11.4, in the offering of the Stock Consideration Sellers shall:

                          (i) furnish Purchaser all material information reasonably requested by Purchaser concerning Sellers and the proposed method of sale or other disposition of the Stock Consideration and such other information and undertakings as shall be reasonably required in connection with the preparation and filing of the registration statement covering the Stock Consideration in order to ensure full compliance with the Securities Act and the rules and regulations of the SEC thereunder;

                          (ii) cooperate in good faith with Purchaser and its underwriters, if any, in connection with such registration, including placing the Stock Consideration in escrow or custody to facilitate the sale and distribution thereof provided that such escrow or custody arrangement shall be no more restrictive upon Sellers than upon any other holder of Ponder Stock for the benefit of whom such registration is undertaken; and

                          (iii) make no further sales or other dispositions, or offers therefor, of the Stock Consideration under such registration statement if, during the effectiveness of such registration statement, an intervening event should occur which, in the opinion of counsel to Purchaser, makes the prospectus included in such registration statement no longer comply with the Securities Act, so long as written notice containing the facts and legal conclusions relied upon by Purchaser in this regard has been received by Sellers from Purchaser, until such time as Sellers have received from Purchaser copies of a new, amended or supplemented prospectus complying with the Securities Act, which prospectus shall be delivered to Sellers by Purchaser as soon as practicable after such notice.

                 (d) Allocation of Expenses. If and whenever Purchaser is required by the provisions of this Section 11.4to use its best efforts to effect the registration of the Stock Consideration under the Securities Act, Purchaser shall pay the costs and expenses in connection therewith; provided, however, that Sellers shall pay all underwriting discounts, selling commissions and stock transfer taxes attributable to the Stock Consideration under such registration statement.

                 (e) Indemnification. In the event of any registration of any of the Stock Consideration under the Securities Act pursuant to this Section 11.4, Sellers shall indemnify and hold harmless, Purchaser, each director of Purchaser, each officer of Purchaser who shall sign such registration statement, each underwriter and any person who controls Purchaser or such underwriter within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to Purchaser or its underwriter through an instrument duly executed by any of Sellers specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement. In the event of any registration of any of the Stock Consideration under the Securities Act, Purchaser shall indemnify and hold harmless Sellers with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Purchaser or its underwriter through an instrument duly executed by any Seller specifically for use in such registration statement, preliminary prospectus, final prospectus or amendment or supplement.

         12. Access to Books and Records. Sellers, jointly and severally, represent and warrant to Purchaser that all of the books and records of Target are physically located at the principal office of Target in Harvey, Louisiana. Purchaser covenants that, until the expiration of any applicable statute of limitation or any extensions thereof, relating to taxes, it will provide Sellers with reasonable access to such books and records of Target covering periods prior to the Closing Date as are reasonably needed in connection with the preparation of any Tax returns of Sellers or any dispute between Sellers and any Person.

         13. Non-Competition Agreement. For a period of two years from the date hereof, neither Sellers nor any Affiliate of Sellers shall, within the State of Louisiana or the offshore waters of Louisiana, (i) compete directly or indirectly with the business engaged in by Target as of the Closing Date, (ii) solicit directly or indirectly any of the accounts of Target or (iii) become the employee or consultant of or otherwise render services to, or own any interest in, any enterprise that directly or indirectly competes with the business engaged in by Target as of the Closing Date. For purposes of this
Section 13, the term "accounts" shall mean any Person for which Target has performed or does perform services or to which Target has sold or does sell merchandise during the period beginning two (2) years immediately prior to the date of this Agreement and ending one (1) year after the date of this Agreement.

         Each of Sellers agrees that the limitations set forth herein on the rights of him and his Affiliates to compete with Target are reasonable and necessary for the protection of Target. In this regard, each of Sellers specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions specified herein, are reasonable and necessary for the protection of Target. Sellers further recognize and agree that violation of any of the agreements contained in this Section 13 will cause irreparable damage or injury to Target and Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Target and Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Target or Purchaser may have against Sellers, including, but not limited to, the recovery of damages. Further, it is agreed by Sellers that in the event that the provisions of this Section 13 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted. Notwithstanding anything contained herein to the contrary, no Seller may be held liable for the breach by another Seller of his obligations under this Section 13.

         Purchaser hereby acknowledges and recognizes that Robert W. Gerdes, Sr. and Reggie W. Hanberry, Jr. each own a one-third (1/3rd) interest in and to TBM Enterprises, L.L.C. (hereinafter referred to as "TBM") and may serve as an officer, director, employee or manager of TBM subsequent to the date hereof. TBM is the owner of land and a building located in Golden Meadow, Louisiana that will be made available for rental to the general public, including possibly a Person that is in competition with FTI and/or Purchaser. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that Robert W. Gerdes, Sr. and Reggie W. Hanberry, Jr.'s respective ownership interest in TBM, serving as an officer, director, employee or manager of TBM, or any other participation in the affairs of TBM shall not constitute a violation of the provisions of Section 13 of this Agreement.

         14. Post-Closing Agreements. The parties agree as follows with respect to periods following the execution of this Agreement:

         14.1 Cooperation in Litigation. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Target prior to or after the closing date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         14.2 Pre-Closing Tax Returns. Sellers will be responsible for and will cause to be prepared and duly filed all federal and state income tax returns in which the Target is includable for all taxable periods ending on or before the Closing Date. All such federal and state income tax returns shall be prepared in a manner consistent with prior periods. All such federal and state income tax returns filed after the Closing Date shall be submitted to Purchaser no later than thirty (30) days prior to the due date and filing thereof, and Purchaser shall have the right to review and comment thereon. Except as otherwise provided herein, Sellers will pay or cause to be paid, and shall indemnify and hold Purchaser and the Target harmless against, all taxes to which such federal and state income tax returns relate; provided, however, that to the extent such federal and state income taxes are included in and specifically identified on the Closing Financial Statement (as finally determined) or an attachment or schedule thereto (such amount referred to herein as the "Tax Reserve"). Purchaser shall issue a certified check to the relevant taxing authority in an amount equal to the lesser of (i) the Tax Reserve, or (ii) the taxes due according to the federal or state income tax return to which such taxes relate. Notwithstanding anything contained herein to the contrary, franchise taxes due to the States of Louisiana and Texas for the 1997 and 1998 calendar years shall be the sole and exclusive responsibility of Target and Sellers shall have no responsibility for the payment thereof.

         14.3 Amended Returns. In the event that any federal or state income tax returns of Target are amended after the closing date for any period prior to the closing date, Purchaser and Target shall reimburse Sellers for any net detrimental change ("Net Change") in their respective tax liabilities (both Federal and State) caused solely by such amended Return, except to the extent Purchaser undertakes to pay such tax liabilities on behalf of Sellers. In the event Target and/or Purchaser exercises its right pursuant to this Section 14.3, Sellers shall, at Purchaser's written request confirming Purchaser's obligations under this Section 14.3, sign such amended returns, or execute an IRS Form 2848 Power of Attorney (or successor or similar form) in favor of a representative of Purchaser for the sole purpose of filing such return. Should it become necessary for any Seller to retain an attorney to recover the Net Change, Purchaser shall also reimburse such Seller for the attorney's fees and costs incurred in connection therewith.

         14.4    Section 338(h)(10) Election.      At the Purchaser's option,
Target and the Sellers will join with Purchaser in making an election under
Section 338(h)(10) of the Code (and any corresponding elections under state, local, and foreign tax law) with respect to the purchase and sale of the stock of Target hereunder (a "Section 338(h)(10) Election"). Sellers will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Governmental Returns. Sellers shall also pay any Tax attributable to the making of the Section 338(h)(10) Election. Purchaser agrees to reimburse Sellers for the Tax paid by Sellers attributable to the
Section 338(h)(10) Election that is in excess of the amount of Tax Sellers would have properly paid had no Section 338 Election been made.

         Purchaser shall be responsible for the preparation and filing of such election. The allocation of purchase price among the assets of the Company shall be made in accordance with Code Sections 338 and the regulations thereunder and any comparable provisions of state, local or foreign law, as appropriate. Purchaser and Sellers shall mutually agree in good faith on a purchase price allocation and Sellers shall report, act, file in all respects and for all purposes consistent with such mutually accepted purchase price allocation. In connection therewith, Purchaser shall propose an allocation and provide to Sellers the appraisals and other documentation that supports the same. Purchaser shall reimburse Sellers for all costs incurred to review the allocation in an amount not to exceed $10,000.00. In the event that Purchaser and Sellers are unable to mutually agree in good faith upon an allocation of the purchase price for the aforesaid election, the same shall be submitted to a mutually acceptable "Big Six" accounting firm not associated with Purchaser or any of Sellers for its determination. The cost of said review shall be borne 50% by Purchaser and 50% by Sellers. At Closing, Sellers shall execute and deliver to Purchaser an IRS Form 8023.

         Purchaser shall reimburse Sellers for any net change in their respective federal and/or state tax liability caused by such election. As a condition to filing the election, Purchaser and/or Target shall deposit in escrow with any bank designated by Sellers an amount equal to the sum of the estimated additional tax due by each Seller as a result of such election, which escrow shall be pursuant to an escrow agreement providing for payment to each Seller upon certification of such Seller that any such additional tax is due and payable or that an estimated tax payment is due by Seller for said additional tax, and on terms otherwise reasonably acceptable to Purchaser and Sellers. Notwithstanding anything to the contrary set forth in Section 14.2 or any other provision of this Agreement, should Purchaser cause to be filed an election pursuant to Section 388(h)(10) of the Internal Revenue Code, Target and Purchaser shall be responsible for, and shall reimburse and indemnify Sellers from (i) the payment of all accounting fees, legal fees, appraisal fees or other costs incurred in connection with said election, (ii) any costs incurred in connection with the audit of the tax return of Sellers and/or Target associated with said election, (iii) the payment of any additional Tax, penalties and interest imposed on or incurred by Sellers in connection with said election (whether imposed as a result of audit or otherwise), and (iv) any costs whatsoever incurred in connection with the preparation of the tax return of Target through the Closing Date attributable to an election pursuant to
Section 338(h)(10) of the Internal Revenue Code. Should it become necessary for any Seller to retain an attorney to recover any amounts due under this
Section 14.4, Purchaser shall reimburse each Seller the attorney's fees and costs in connection therewith.

         Prior to the Closing, Sellers will not take or allow any action that would result in the termination of Target's status as a valid S corporation within the meaning of Sections 1361 and 1362 of the Code.

         15. Non-Disclosure of Confidential Information. Sellers recognize and acknowledge that they have and will have access to certain confidential information of Target, such as lists of customers, and costs and financial information, that is valuable, special and unique property of Target. Sellers agree that they will not disclose, and they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person or for any purpose or reason whatsoever, except to authorized representatives of Purchaser. Sellers recognize and agree that violation of any of the agreements contained in this Section 15 will cause irreparable damage or injury to Target and Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Target and Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Target or Purchaser may have against the undersigned. No Seller shall be held liable for the breach by another Seller of his obligations under this Section 15.

         16. Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement. Notwithstanding the foregoing, (1) Target may reimburse Sellers for legal fees and expenses not to exceed $15,000, and (2) Target shall be responsible for fees and expenses of accountants in connection with preparation of the final income tax return not to exceed $10,000.

         17. Further Actions. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.

         18. Arbitration. The parties agree that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in Houston, Texas pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If Purchaser, on the one hand, and Sellers, on the other hand, cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by Purchaser, on the one hand, and Sellers, on the other hand (or, if either fails to make a choice, by a court of competent jurisdiction on behalf of such party), and the two arbitrators so chosen will select a third. The decisions of the single arbitrator jointly selected by the parties, or, if three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. Each party shall pay the fees and expenses of its chosen arbitrator, and the fees and expenses of the third arbitrator shall be shared equally by the parties.

         19. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

                 (a)      If to Purchaser, at:

                          Ponder Industries, Inc.
                          5005 Riverway, Suite 550
                          Houston, Texas  77056
                          Attention:  Eugene L. Butler
                          Facsimile No. (713) 965-0653

                          With a copy to:

                          Fulbright & Jaworski L.L.P.
                          300 Convent Street, Suite 2200
                          San Antonio, Texas  78205
                          Attention:  Phillip M. Renfro
                          Facsimile No. (210) 270-7205

                 (b)      If to Sellers, at:

                          Robert W. Gerdes, Sr.
                          3536 Tolmas Drive
                          Metairie, Louisiana  70002

                          Reggie W. Hanberry, Jr.
                          2942 Burnt Bridge Road
                          Picayune, Mississippi

                          Brian J. Sokol
                          206 Old Settlement Road
                          Lafayette, Louisiana

                          With a copy to:

                          Allen & Gooch
                          1015 St. John Street
                          Lafayette, Louisiana  70501
                          Attention: Blaise Sonnier
                          Facsimile No. 318-291-1200

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 19 shall be effective (i) if delivered personally, when delivered, if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, 24 hours after sending and (ii) if mailed, 48 hours after mailing.

         20.     General Provisions.

         20.1 Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

         20.2 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intentions of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration as provided in Section 18 above.

         20.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         20.4 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         20.5 Assignment. Except as specifically permitted herein, this Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

         20.6 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

         20.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

         20.8 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of either party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                           [signatures on next page]

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

                                     PURCHASER:

                                     PONDER INDUSTRIES, INC.



                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------


                                     SELLERS:




                                     ------------------------------------------
                                     Robert W. Gerdes, Sr.




                                     ------------------------------------------
                                     Reggie W. Hanberry, Jr.




                                     ------------------------------------------
                                     Brian J. Sokol